AMENDMENT TO

JANUS DETROIT STREET TRUST

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

JANUS FUNDS

THIS AMENDMENT is made this 24th day of October, 2016, between JANUS DETROIT STREET TRUST, a Delaware statutory trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”), regarding the funds listed in Appendix A (each, a “Fund” and together, the “Funds”).

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of the Funds, are parties to an Investment Advisory and Management Agreement dated February 22, 2016, as amended on April 18, 2016 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 11 of the Agreement, the Agreement may be amended by the parties only if such amendment is approved by the Board, including a majority of the directors who are not interested persons of the Adviser, Distributor, or of the Trust and is in writing and signed by the parties to the Agreement; and

WHEREAS, Appendices A and B are hereby replaced with the attached Appendices A and B to reflect the addition of Janus Short Duration Income ETF, and Janus SG Global Quality Income ETF.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.        The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

2.        This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC

By:
Michelle R. Rosenberg
Senior Vice President and Deputy General Counsel

JANUS DETROIT STREET TRUST

By:
Byron Hittle
Assistant Secretary

Revised October 24, 2016

Appendix A

Janus Small Cap Growth Alpha ETF

Janus Small/Mid Cap Growth Alpha ETF

Janus Velocity Tail Risk Hedged Large Cap ETF

Janus Velocity Volatility Hedged Large Cap ETF

The Organics ETF

The Long-Term Care ETF

The Health and Fitness ETF

The Obesity ETF

Janus Short Duration Income ETF

Janus SG Global Quality Income ETF

Revised October 24, 2016

Appendix B

Management Fee Rates

Fund	Average Daily Net Assets

Janus Small Cap Growth Alpha ETF	0.50%
Janus Small/Mid Cap Growth Alpha ETF	0.50%
Janus Velocity Tail Risk Hedged Large Cap ETF	0.65%
Janus Velocity Volatility Hedged Large Cap ETF	0.65%
The Organics ETF	0.50%
The Long-Term Care ETF	0.50%
The Health and Fitness ETF	0.50%
The Obesity ETF	0.50%
Janus Short Duration Income ETF	0.35%
Janus SG Global Quality Income ETF	0.45%

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